CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No 2-49007 under The Securities Act of 1933 on Form N-1A of our reports dated November 29, 2011, relating to the financial statements and financial highlights of BlackRock Balanced Capital Fund, Inc. (the “Fund”) and Master Total Return Portfolio of Master Bond LLC, and our report dated November 29, 2011 relating to the financial statements and financial highlights of Master Large Cap Core Portfolio of Master Large Cap Series LLC, each appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2011. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 25, 2012